Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-56918 and 333-104787 on Form S-3, and 333-63101, 333-71990, 333-71992, 333-81134 and 333-93193 on Form S-8 of our report relating to the consolidated financial statements and financial statement schedules of WPS Resources Corporation and subsidiaries dated March 9, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting principles) and of our report dated March 9, 2005 relating to management's report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of WPS Resources Corporation for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
March 9, 2005